SCHEDULE 14C

(Rule 14c-101)

Information Required in Information Statement

Schedule 14C Information

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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Ohio National Fund, Inc.

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	1)	Title of each class of securities to which transaction applies:
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Ohio National Fund, Inc.	One Financial Way Cincinnati, Ohio 45242 Post Office Box 237 Cincinnati, Ohio 45201-0237

February [ ], 2020

Dear Variable Contract or Policy Owner:

As a variable contract or policy owner with contract or policy values allocated to Ohio National Fund’s ON Foreign Portfolio, you are receiving this Information Statement relating to recent changes approved by the Board of Directors of the Fund.

At an in-person meeting on November 14, 2019, the Board approved a change in sub-adviser for the ON Foreign Portfolio and a new sub-advisory agreement between Ohio National Investments, Inc. and BlackRock Investment Management, LLC, appointing BlackRock as the new sub-adviser to the ON Foreign Portfolio. These changes became effective on December 6, 2019.

This statement is being sent for your information only and you are not required to take any action.

As always, we thank you for your confidence and support.

Sincerely,

Michael J. DeWeirdt

President

INFORMATION STATEMENT

OHIO NATIONAL FUND, INC.

One Financial Way

Montgomery, Ohio 45242

ON Foreign Portfolio

(the “Portfolio”)

This Information Statement provides information concerning the Portfolio. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This document is for informational purposes only and you are not required to take any action.

This Information Statement is being distributed in connection with the following changes approved by the Board of Directors (the “Board”) of Ohio National Fund, Inc. (the “Fund”) at an in-person meeting on November 14, 2019 (the “Meeting”): a change in sub-adviser for the Portfolio and a new sub-advisory agreement between Ohio National Investments, Inc. (the “Adviser”) and BlackRock Investment Management, LLC (“BlackRock” or the “Sub-Adviser”), appointing BlackRock as the new sub-adviser for the Portfolio (the “Sub-Advisory Agreement”). These changes became effective on December 6, 2019.

Pursuant to an Exemptive Order received by the Fund from the Securities and Exchange Commission (“SEC”), the Adviser may change sub-advisers or hire new sub-advisers for the Fund’s portfolios without obtaining shareholder approval if the sub-advisers are not affiliates of the Adviser (the “Exemptive Order”). On April 30, 2002, shareholders of the Fund generally authorized the Adviser to enter into sub-advisory agreements pursuant to the Exemptive Order. As a condition of such order, the Adviser must furnish shareholders of the affected portfolio(s) with certain information about new advisory and sub-advisory agreements. This Information Statement is intended to comply with that condition. The Information Statement is first being sent on or about February [ ], 2020 to shareholders of record of the Portfolio as of the close of business on December 6, 2019.

I.	Background

At the Meeting, a majority of the Board, including a majority of the Directors who are not “interested persons” of the Fund (the “Independent Directors”) within the meaning of that term under the Investment Company Act of 1940, as amended, approved the change in sub-adviser for the Portfolio from Templeton Global Advisors Limited (“Templeton”) to BlackRock, effective December 6, 2019. The Adviser recommended the change in sub-adviser because the prior sub-adviser for the Portfolio was not performing up to the Adviser’s expectations. At the Meeting, the Board, including a majority of the Independent Directors, also approved the Sub-Advisory Agreement, effective December 6, 2019. The appointment of BlackRock as sub-adviser for the Portfolio was made in accordance with the Exemptive Order and does not require shareholder approval. The Adviser is not affiliated with BlackRock.

II.	New Sub-Advisory Agreement

The following is a brief summary of the material terms of the Sub-Advisory Agreement, which is attached as Appendix A. You should read Appendix A for a complete understanding of the Sub-Advisory Agreement.

The material terms of the Sub-Advisory Agreement are substantially similar to the sub-advisory agreement with the prior sub-adviser for the Portfolio, which was approved by the Board effective March 15, 2017 without submission to shareholders. It provides that the Sub-Adviser will, among other things:

(1)	provide investment advice and recommendations to the Portfolio with respect to the Portfolio’s investments, consistent with the Portfolio’s investment policies and restrictions;

(2)	arrange for the purchase and sale of the Portfolio’s securities;

(3)	provide, at its expense, all necessary investment and management facilities; and

(4)	provide periodic reports regarding the investment activity and composition of the Portfolio.

III.	Advisory and Sub-Advisory Fee Arrangements

In connection with the change in sub-adviser for the Portfolio to BlackRock, the advisory fee structure of the Portfolio changed and the advisory agreement was amended to incorporate such changes. As compensation for its services to the Portfolio, the Adviser receives monthly fees from the Portfolio on the basis of the Portfolio’s average daily net assets during the month for which the fees are paid. Below is a comparison of the advisory fees to be paid to the Adviser under the advisory agreement as amended (the “New Advisory Fee”), as opposed to the annual rates under the advisory agreement prior to the amendment (the “Prior Advisory Fee”):

ON Foreign Portfolio
New Advisory Fee	Prior Advisory Fee
0.72% of first $200 million	0.85% of first $100 million
0.70% of next $800 million	0.80% of next $100 million
0.66% over $1 billion	0.70% of next $800 million
0.67% over $1 billion

For the fiscal year ended December 31, 2019, the Adviser received $437,139 in advisory fees for management of the Portfolio, which was 0.84% of the Portfolio’s average daily net assets. If the New Advisory Fee had been in effect for the year ended December 31, 2019, the Adviser would have received $373,908 in advisory fees, or a net advisory fee of 0.72% of the Portfolio’s average daily net assets.

In connection with the change in sub-adviser for the Portfolio to BlackRock, the sub-advisory fee structure of the Portfolio changed. The sub-advisory fees are paid from the Adviser’s assets and do not affect the Portfolio’s total expenses. The sub-advisory fees under the new Sub-Advisory Agreement for the Portfolio are paid by the Adviser at the following effective annualized rates (on the basis of the Portfolio’s average daily net assets) (the “New Sub-Advisory Fee”), which are different from the annual rates under the prior sub-advisory agreement (the “Prior Sub-Advisory Fee”), as shown in the table below:

ON Foreign Portfolio
New Sub-Advisory Fee (BlackRock)	Prior Sub-Advisory Fee (Templeton)
0.32% of first $200 million*	0.43% of first $500 million
0.30% over $200 million*	0.38% of next $500 million
0.35% over $1 billion

*	Of the combined average daily net assets of the ON Foreign Portfolio and ON International Equity Portfolio.

For the fiscal year ended December 31, 2019, the Adviser paid $219,200 in sub-advisory fees, which was 0.42% of the Portfolio’s average daily net assets. If the New Sub-Advisory Fee had been in effect for the year ended December 31, 2019, the Adviser would have paid $159,703 in sub-advisory fees, or a net sub-advisory fee of 0.31% of the Portfolio’s average daily net assets.

IV.	Information About the Sub-Adviser

BlackRock Investment Management, LLC

BlackRock is a Delaware limited liability company located at 1 University Square, Princeton, New Jersey 08540. BlackRock is a wholly owned indirect subsidiary of BlackRock, Inc. BlackRock, Inc. (together, with its subsidiaries) is a leading publicly traded investment management firm with $7.43 trillion of assets under management at December 31, 2019.

The following are the names and principal occupations of the principal executive officers and directors of BlackRock, Inc.

Name	Principal Occupation
Laurence D. Fink	Chief Executive Officer and Chairman of the Board of Directors
Rob Kapito	President and Director
Geraldine Buckingham	Head of Asia Pacific
Edwin N. Conway	Global Head of BlackRock Alternative Investors
Frank Cooper III	Chief Marketing Officer
Robert W. Fairbairn	Vice Chairman
Rob L. Goldstein	Chief Operating Officer & Global Head of BlackRock Solutions
Ben Golub	Chief Risk Officer
Philipp Hildebrand	Vice Chairman
J. Richard Kushel	Head of Multi-Asset Strategies and Global Fixed Income
Rachel Lord	Head of Europe, Middle East and Africa
Mark McCombe	Chief Client Officer
Christopher Meade	Chief Legal Officer

Manish Mehta	Global Head of Human Resources
Barbara G. Novick	Vice Chairman
Salim Ramji	Global Head of iShares and Index Investments
Gary S. Shedlin	Chief Financial Officer
Derek Stein	Global Head of Technology & Operations
Mark K. Wiedman	Head of International and of Corporate Strategy
Bader M. Alsaad	Director
Mathis Cabiallavetta	Director
Pamela Daley	Director
William S. Demchak	Director
Jessica P. Einhorn	Director
William E. Ford	Director
Fabrizio Freda	Director
Murry S. Gerber	Lead Independent Director
Margaret L. Johnson	Director
Cheryl Mills	Director
Gordon M. Nixon	Director
Charles H. Robbins	Director
Ivan G. Seidenberg	Director
Marco Antonio Slim Domit	Director
Susan L. Wagner	Director
Mark Wilson	Director

V.	Board Approval of the Sub-Advisory Agreement

At the Meeting, the Board, including a majority of the Independent Directors, approved the new sub-advisory agreement between the Adviser and BlackRock with respect to the Portfolio (the “New Sub-Advisory Agreement”). The Directors noted that they had determined to replace Templeton as the sub-adviser to the Portfolio.

In considering the approval of the Sub-Advisory Agreement, the Board requested and reviewed a significant amount of information relating to the Portfolio, including the following: (1) proposed advisory and sub-advisory fee information, including a comparison to existing fees for the Portfolio; (2) comparative advisory fee and expense ratio information for a peer group of funds, as well as advisory fee and sub-advisory fee peer comparison charts showing where the Portfolio’s proposed advisory fee and sub-advisory fee were located in the dispersion of its peer funds’ advisory fees and sub-advisory fees; (3) performance data for a BlackRock fund employing similar strategies to the new strategy proposed for the Portfolio; and (4) other information regarding the nature, extent and quality of services anticipated to be provided by the Sub-Adviser.

The Directors recalled that at their August 2019 meeting they had met with representatives of BlackRock, who had described the investment strategies to be used by BlackRock in providing sub-advisory services to the Portfolio. A representative of the Adviser reviewed the strategy and performance of the BlackRock SAE International Tilts Composite (the “BlackRock Composite”) (indicating that BlackRock employs a strategy for that composite of accounts similar to the strategy BlackRock proposes to employ for the Portfolio).

The Directors, including all of the Independent Directors, were assisted by experienced independent legal counsel throughout the contract review process. The Independent Directors discussed the proposed New Sub-Advisory Agreement in private session with such counsel at which no representatives of management or the Adviser or BlackRock were present. The Directors, including all of the Independent Directors, relied upon the advice of independent legal counsel and their own business judgment in determining the material factors to be considered in evaluating the New Sub-Advisory Agreement and the weight to be given to each such factor. The conclusions reached by the Directors were based on a comprehensive evaluation of all of the information provided and were not the result of any one factor. Moreover, each Director may have afforded different weight to the various factors in reaching his or her conclusions with respect to the New Sub-Advisory Agreement.

Nature, Extent and Quality of Services

The Board evaluated the nature, extent and quality of the advisory services anticipated to be provided by BlackRock, noting that they had experience with BlackRock because it serves as a sub-adviser to four other portfolios of the Fund. As part of its review, the Board reviewed information regarding BlackRock’s operations, procedures and personnel. The Directors considered the capabilities and resources that BlackRock is expected to dedicate to performing services on behalf of the Portfolios, as well as the quality of its administrative and other services. The Directors also considered the quality of the compliance program of BlackRock, and reviewed information on BlackRock’s portfolio management and brokerage practices, including any soft dollar benefits received. It was the Directors’ conclusion that overall, they were satisfied with the nature, extent and quality of services anticipated to be provided to the Portfolio by BlackRock.

Investment Performance

The Board considered the performance of the BlackRock Composite, which utilizes a strategy similar to the new strategy proposed for the Portfolio, relative to that of the Portfolio’s peer group and benchmark index. The Directors noted that the BlackRock Composite underperformed the Portfolio’s benchmark index, but outperformed its peer group median, for the 1- year period ended September 30, 2019. They also noted that, for the year-to-date, 3- and 5- year periods ended September 30, 2019, the BlackRock Composite outperformed both the peer group median and benchmark index. A representative of the Adviser indicated that the Adviser is recommending BlackRock because Blackrock is a sub-adviser that has a repeatable process with a reasonable likelihood of success. The representative noted that the BlackRock Composite 3- and 5-year performance was in the 7th percentile of its peer group for both periods. The Directors concluded that BlackRock has the ability to manage the Portfolio effectively.

Fees and Expenses, Profitability, & Economies of Scale.

The Directors noted that the Portfolio’s proposed new advisory fee is below the average for its peer group, while the pro forma net expense ratio is slightly higher than the peer group average.

The Directors also reviewed charts showing how the Portfolio’s proposed advisory and sub-advisory fees compared to the advisory and sub-advisory fees of the funds in its peer group. The charts showed the number of funds in the peer group within each defined range of advisory fees or sub-advisory fees, and the range that included the Portfolio. The Directors also noted that the Adviser, and not the Portfolio, is responsible for paying sub-advisory fees to BlackRock. The Board also considered the reasonableness of the proposed sub-advisory fees to be paid by the Adviser to BlackRock. The Directors relied on the ability of the Adviser to negotiate the terms of the New Sub-Advisory Agreement, including the sub-advisory fee, at arm’s-length, noting that the Adviser is not affiliated with BlackRock.

The Directors remarked that because the sub-advisory fees were paid by the Adviser and not by the Portfolio, the Adviser was incentivized to negotiate a favorable fee. Accordingly, the cost of services provided by BlackRock and the profitability of BlackRock in connection with its relationship with the Portfolio were not material factors in the Board’s deliberations. For similar reasons, the Board concluded that the potential realization of economies of scale by the Portfolio from the sub-advisory arrangement with the Sub-Adviser should not be a material factor in its deliberations.

After consideration of the foregoing, the Board reached the following conclusions regarding the proposed New Sub-Advisory Agreement, in addition to the conclusions set forth above: (a) BlackRock possesses the capability and resources to perform the duties required of it under the New Sub-Advisory Agreement; (b) the investment philosophy, strategies and techniques of BlackRock are appropriate for pursuing the Portfolio’s investment objective; (c) BlackRock is likely to execute its investment philosophy, strategies and techniques consistently over time; and (d) BlackRock maintains appropriate compliance programs. Based on all of the above-mentioned factors and their related conclusions, with no single factor or conclusion being determinative and with each Director not necessarily attributing the same weight to each factor, the Directors unanimously approved the New Sub-Advisory Agreement.

VI.	Other Information

The Adviser and Administrator. The Adviser serves as investment adviser for the Fund and all of its portfolios. The Adviser is wholly-owned by The Ohio National Life Insurance Company (“ONLIC”), which serves as the principal administrator for the Fund. The Adviser and ONLIC are located at One Financial Way, Montgomery, Ohio 45242.

Annual and Semi-Annual Reports. The Fund has previously sent its most recent Annual Report and Semi-Annual Report to its shareholders. Copies of them are available, without charge, by writing to the Fund at One Financial Way, Montgomery, Ohio 45242 or by calling 877.665.6642.

Outstanding Shares. The Portfolio has one class of shares, 100% of which are owned of record by ONLIC, Ohio National Life Assurance Corporation (“ONLAC”) (together with ONLIC called “Ohio National”), and National Security Life and Annuity Company (“NSLAC). The address of Ohio National, NSLAC and the Fund is One Financial Way, Montgomery, Ohio 45242.

As of December 31, 2019, there were 1,586,288 shares of the Portfolio issued and outstanding. ONLIC owned 92.2% of these shares; ONLAC owned 7.1%; and NSLAC owned 0.7%. These shares were allocated to Ohio National and National Security’s separate accounts as follows:

Separate Account	Shares	Percent of Class
Ohio National Variable Account A	1,344,657	84.7%
Ohio National Variable Account B	6,982	0.4%
Ohio National Variable Account C	108,905	6.9%
Ohio National Variable Account D	2,427	0.2%
Ohio National Variable Account R	112,177	7.1%
National Security Variable Account N	11,140	0.7%

None of the Directors of the Fund directly owns shares of the Fund. With the exception of John J. Palmer, the Directors owned no variable contracts issued by Ohio National that would entitle them to give voting instructions with respect to any of the outstanding shares of the Fund. As of December 31, 2019, the Directors owned variable contracts that entitled them to give voting instructions with respect to less than 1% of the outstanding shares of the Portfolio.

Appendix A

SUB-ADVISORY AGREEMENT

This Agreement is made as of December 6, 2019, by and between Ohio National Investments, Inc., an Ohio corporation (the "Adviser"), and BlackRock Investment Management, LLC, a Delaware limited liability company (the "Sub-Adviser").

WHEREAS, Ohio National Fund, Inc. (the "Fund"), is a Maryland corporation that is registered under the Investment Company Act of 1940, as amended, (together with the regulations promulgated pursuant thereto, the "1940 Act"); and

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended, (together with the regulations promulgated pursuant thereto, the "Advisers Act"); and

WHEREAS, the Adviser has been appointed as investment adviser to the Fund in accordance with the 1940 Act and the Advisers Act; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act and engages in the business of providing investment advisory services; and

WHEREAS, the Fund has authorized the Adviser to appoint the Sub-Adviser, subject to the requirements of the 1940 Act and the Advisers Act, as the sub-adviser with respect to the series of the Fund designated as the ON Foreign Portfolio (the “Portfolio”) on the terms and conditions set forth below;

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

SECTION 1. Investment Advisory Services

(a)	The Adviser hereby retains the Sub-Adviser, and the Sub-Adviser hereby accepts engagement by the Adviser, to supervise and manage on a fully-discretionary basis the cash, securities and other assets of the Portfolio that the Adviser shall from time to time place under the supervision of the Sub-Adviser (such cash, securities and other assets initially and as same shall thereafter be increased or decreased by the investment performance thereof and by additions thereto and withdrawals therefrom by the Adviser shall hereinafter be referred to as the "Portfolio").

(b)	All activities by the Sub-Adviser on behalf of the Adviser and the Portfolio shall be in accordance with the investment objectives, policies and restrictions set forth in the 1940 Act and in the Fund's prospectus and statement of additional information, as amended from time to time (together, the "Prospectus") and as interpreted from time to time by the Board of Directors of the Fund and by the Adviser (to the extent any such interpretations have been communicated to the Sub-Adviser in writing by the Fund or the Adviser). All activities of the Sub-Adviser on behalf of the Adviser and the Portfolio shall also be subject to the supervision and direction of the Adviser.

(c)	In carrying out its obligations to manage the investments and reinvestments of the Portfolio, the Sub-Adviser shall:

1.	obtain and evaluate pertinent economic, statistical, financial and other information affecting sectors and industries and the individual companies included in the Portfolio or under consideration for inclusion therein;

2.	formulate and implement a continuous investment program for the Portfolio consistent with the investment objectives and related investment policies and restrictions for the Portfolio as set forth in the Prospectus;

3.	take such steps as are necessary to implement the aforementioned investment program by placing orders for the purchase and sale of securities; and

4.	coordinate with the Adviser to assure compliance with the Prospectus, qualification of the Portfolio as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) and compliance with the diversification requirements of Section 817(h) of the Code. For the avoidance of doubt, the Adviser agrees and acknowledges that the Sub-Adviser is not the tax agent for the Fund or the Portfolio. The Sub-Adviser shall monitor the Portfolio pursuant to this subsection (4) based upon the books and records with respect to the Portfolio as provided by the Adviser or the Fund’s administrator, Custodian or other service providers. At or before the end of each calendar quarter, the Sub-Adviser shall notify the Adviser if the Sub-Adviser believes it has a reasonable basis for believing that the Portfolio has ceased to comply or might reasonably be expected to fail to comply with Subchapter M or Section 817(h) of the Code. Without limiting the preceding obligations of the Sub-Adviser, if the Adviser notifies the Sub-Adviser that the Adviser has determined, in its sole discretion, that the Portfolio has ceased to comply or might reasonably be expected to fail to comply with Subchapter M and Section 817(h) of the Code, the Sub-Adviser shall immediately take action to bring the Portfolio back into compliance within the applicable statutory cure period; provided, however that such action shall not, in and of itself, constitute an admission by the Sub-Adviser that the Portfolio is not in compliance with Subchapter M or Section 817(h) of the Code.

(d)	The Sub-Adviser is authorized to enter into trading agreements and execute any documents (e.g., ISDAs, control agreements, clearing agreements and other trading arrangements on behalf of the Fund and/or Portfolio, as applicable) and take any other actions required to make investments pursuant to the Prospectus, which may include any market and/or industry standard documentation.

(e)	In connection with the purchase and sale of securities of the Portfolio, the Sub-Adviser shall arrange for the transmission to the Adviser and the Fund’s custodian (the “Custodian”) on a daily basis such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Portfolio. In addition, the Sub-Adviser shall have authority to instruct the Custodian to (i) pay cash for securities and other property delivered to the Custodian for the Portfolio’s assets, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Portfolio and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meeting the obligations of the Portfolio with respect to any investments made pursuant to the Prospectus.

(f)	In the event the Advisor or Custodian engages in securities lending activities with respect to the Portfolio, the Sub-Advisor will not be a party to or may not necessarily be aware of such lending activities. It is understood that the Sub-Advisor shall not be responsible for settlement delay or failure, corporate action failure or any related costs or loss due to such activities.

(g)	Consistent with the Prospectus and subject to the supervision of Adviser, the Sub-Adviser shall have the sole and exclusive responsibility to select members of securities exchanges, brokers, dealers and futures commission merchants for the execution of transactions of the Portfolio and, when applicable, shall negotiate commissions in connection therewith. In selecting brokers or dealers to execute transactions on behalf of the Portfolio, it shall be the policy of the Sub-Adviser to seek to obtain best execution and the Sub-Adviser agrees to act in conformance with its best execution policies and procedures. In assessing best execution, the Sub-Adviser will consider factors it deems relevant, which may include, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating best execution, the Sub-Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Portfolio and/or other accounts (as defined herein) over which the Sub-Adviser exercises investment discretion.

(h)	Subject to the Sub-Adviser’s obligations to seek to obtain best execution in selecting brokers or dealers to execute transactions on behalf of the Portfolio as set forth above, the Sub-Adviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate orders. In such event, allocation of the orders, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a fair and equitable manner and consistent with the Sub-Adviser’s fiduciary obligations to the Portfolio and to its other clients and in a manner consistent with the Sub-Adviser’s allocation policies and procedures. The Adviser recognizes that, in some cases, the Sub-Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Portfolio.

(i)	The Adviser acknowledges that (i) the Sub-Adviser is not the pricing agent for the Fund or the Portfolio, (b) the Sub-Adviser’s valuation policies may differ from the valuation policies of the Fund’s pricing agent and valuation committee and (c) therefore, the valuations made by the Portfolio may differ from the valuations made by or on behalf of the Sub-Adviser for other accounts that the Sub-Adviser manages. The Adviser further acknowledges that any certain information, data or analyses may be proprietary to the Sub-Adviser or otherwise consist of nonpublic information, agrees that nothing in this Agreement shall require Sub-Adviser to provide any information, data or analysis in contravention of applicable legal or contractual requirements, and, with respect to any information that is provided, agrees to use any such information only for the purpose of pricing Portfolio assets and to maintain their confidentiality.

(j)	In connection with the placement of orders for the execution of the Portfolio’s securities transactions, the Sub-Adviser shall create and maintain all necessary records of the Portfolio as are required of an investment adviser of a registered investment company including, but not limited to, records required by the 1940 Act and the Advisers Act. All such records pertaining to the Portfolio shall be the property of the Fund and shall be available for inspection and use by the Securities and Exchange Commission (“SEC”), any other regulatory authority having jurisdiction, the Fund, the Adviser or any person retained by the Fund or the Adviser; provided that the Sub-Adviser may retain copies of any such records. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act. Notwithstanding the foregoing, Sub-Adviser has no responsibility for the maintenance of the records of the Fund, except for those related to the Sub-Adviser’s management of the Portfolio.

(k)	As reasonably requested by the Adviser, the Sub-Adviser shall render such reports to the Adviser and/or to the Board of Directors of the Fund concerning the investment activity and composition of the Portfolio as a whole, in such form and at such intervals as the Adviser or the Board may from time to time reasonably require.

(l)	The Sub-Adviser shall, for all purposes hereof, be an independent contractor and, except as expressly provided hereunder, shall have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

SECTION 2. Expenses

(a)	The Sub-Adviser shall assume and pay all of its own costs and expenses, including those for furnishing such office space, office equipment, office personnel and office services as the Sub-Adviser may require in the performance of its duties under this Agreement.

(b)	The Fund shall bear all expenses of the Portfolio’s organization and registration, and the Fund and Adviser shall bear all of their respective expenses of their operations and businesses not expressly assumed or agreed to be paid by the Sub-Adviser under this Agreement. In particular, but without limiting the generality of the foregoing, the Fund shall pay any fees due to the Adviser, all interest, taxes, governmental charges or duties, fees, brokerage and commissions of every kind arising hereunder or in connection herewith, expenses of transactions with shareholders of the Portfolio, expenses of offering interests in the Portfolio for sale, insurance, association membership dues, all charges of custodians (including fees as custodian and for keeping books, performing portfolio valuations and rendering other services to the Fund), independent auditors and legal counsel, fees paid to the Fund’s Board of Directors, SEC or other regulatory fees and state Blue Sky qualification fees, expenses of preparing, printing and distributing all prospectuses, proxy material, reports and notices to shareholders of the Fund, any extraordinary expenses and all other costs incident to the Portfolio’s existence.

SECTION 3. Use of Services of Others

(a)	Sub-Adviser may, as permitted by rule, regulation or position of the staff of the SEC, utilize the personnel of its affiliates including foreign affiliates in providing services under this Agreement, provided that Sub-Adviser remains solely responsible for the provision of services under this Agreement and provided further that such utilization shall not include any activity that could be construed as the provision of investment advice or that could be interpreted as causing the affiliate to be serving or acting as an investment adviser to the Portfolio. For the avoidance of doubt, delegation of services to affiliates under this Section 3(a) shall not relieve the Sub-Adviser of any obligations under this Agreement, including without limitation the indemnification obligations related to such services as provided under Section 5 hereunder.

(b)	The Sub-Adviser may (at its expense) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Sub-Adviser with such statistical or factual information, such advice regarding economic factors and trends or such other information, advice or assistance as the Sub-Adviser may deem necessary, appropriate or convenient for the discharge of the Sub-Adviser's obligations hereunder or otherwise helpful to the Fund and the Portfolio.

SECTION 4. Sub-Advisory Fees

The Adviser, or the Fund on behalf of the Adviser, will pay the Sub-Adviser the compensation specified in Appendix A. The Sub-Advisory Fees shall be payable solely by the Adviser, and the Fund shall not be liable to the Sub-Adviser for any unpaid Sub-Advisory Fees.

SECTION 5. Limitation of Liability of Sub-Adviser; Indemnification

(a)	The Sub-Adviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, or as otherwise provided in this Section 5, the Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from Sub-Adviser’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties, or reckless disregard by the Sub-Adviser of its obligations and duties, hereunder.

(b)	The Adviser shall indemnify the Sub-Adviser and the Sub-Adviser’s affiliates, agents, controlling persons, directors, partners, officers, employees and shareholders (collectively, the “Sub-Adviser Indemnified Parties”) against, and hold such Sub-Adviser Indemnified Parties harmless from, any cost, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omissions of a material fact in the Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, information furnished in writing to the Adviser by any Sub-Adviser Indemnified Party for use therein or (ii) the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or the Adviser’s reckless disregard of its obligations and duties under this Agreement.

(c)	The Sub-Adviser shall indemnify the Fund, the Adviser and each of their respective affiliates, agents, controlling persons, directors, members of the Board, partners, officers, employees and shareholders (the “Adviser Indemnified Parties”) against, and hold them harmless from, any and all Losses arising out of any Proceedings in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Sub-Adviser furnished in writing to the Adviser by the Sub-Adviser for use in the Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC or (ii) the Sub-Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its duties under this Agreement, and nothing herein shall protect the Sub-Adviser against any such liability to the shareholders of the Fund or to the Adviser. Except as provided in the previous sentence, the Sub-Adviser shall not be liable to the Fund or to any shareholder of the Fund or to the Adviser for any claim or loss arising out of any investment or other act or omission in the performance of the Sub-Adviser's duties under this Agreement, or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Fund's assets maintained with custodians or securities depositories in foreign countries, or from any political acts of any foreign governments to which such assets might be exposed, or for any tax of any kind (other than taxes on the Sub-Adviser’s income), including without limitation any statutory, governmental, state, provincial, regional, local or municipal imposition, duty, contribution or levy imposed by any government or governmental agency upon or with respect to such assets or income earned with respect thereto (collectively "Taxation"). Notwithstanding the foregoing sentence and the provisions of Section 5(d), the Sub-Adviser shall be liable for taxes or tax penalties incurred by the Portfolio, or by any legal or beneficial owner of the Portfolio’s shares, for any failure of the Portfolio to qualify as a regulated investment company under Subchapter M, or to meet the diversification requirements of Section 817(h) of the Code to the extent resulting from a material breach of the Sub-Adviser's duties under this Agreement or any breach of its obligations under Section 1(c)(4). For clarity, the Sub-Adviser shall not be liable for other taxes or penalties incurred by the Portfolio or its shareholders that are not attributable to the Sub-Adviser’s management of the Portfolio.

(d)	In the event the Sub-Adviser is assessed any Taxation in respect of the assets, income or activities of the Portfolio, the Adviser and the Fund jointly and severally will indemnify the Sub-Adviser for all such amounts wherever imposed, together with all penalties, charges, costs and interest relating thereto and all expenditures, including reasonable attorney's fees, incurred by the Sub-Adviser in connection with the defense or settlement of any such assessment. The Sub-Adviser shall undertake and control the defense or settlement of any such assessment, including the selection of counsel or other professional advisers, provided that the selection of such counsel and advisers and the settlement of any assessment shall be subject to the approval of the Adviser and the Fund, which approvals shall not be unreasonably withheld. The Adviser and the Fund shall have the right to retain separate counsel and assume the defense or settlement on behalf of the Adviser and the Fund, as the case may be, of any such assessment if representation of the Adviser and the Fund by counsel selected by the Sub-Adviser would be inappropriate due to actual or potential conflicts of interest.

SECTION 6. Services to Other Clients and the Fund

(a)	Subject to compliance with the 1940 Act, nothing contained in this Agreement shall be deemed to prohibit the Sub-Adviser or any of its affiliated persons from acting, and being separately compensated for acting, in one or more capacities on behalf of the Fund. The Adviser and the Fund understand that the Sub-Adviser may act as investment manager or in other capacities, whether similar or dissimilar in nature to the services hereunder, on behalf of other customers, which may include one or more private funds, entities registered under the 1940 Act and fiduciary or other managed accounts (collectively, “accounts”). It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other entities registered under the 1940 Act. In addition, it is understood that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser’s duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict the Sub-Adviser’s right or the right of any of the Sub-Adviser’s affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

(b)	While information, recommendations and actions which the Sub-Adviser supplies to and does on behalf of the Portfolio shall in the Sub-Adviser's judgment be appropriate under the circumstances in light of the investment objectives and policies of the Fund, as set forth in the Prospectus delivered to the Sub-Adviser from time to time, it is understood and agreed that they may be different from the information, recommendations and actions the Sub-Adviser or its affiliated persons supply to or do on behalf of the Sub-Adviser’s other accounts; provided that any such information, recommendations and actions supplied to and done on behalf of the Portfolio and to any other client is supplied in an impartial and fair manner and consistent with the Sub-Adviser’s fiduciary duties and obligations to the Portfolio. The Sub-Adviser agrees to use the same skill and care in providing services to the Portfolio as it uses in providing services to other similar accounts for which it has investment responsibility. As used herein, the term "affiliated person" shall have the meaning assigned to it in the 1940 Act.

SECTION 7. Reports

(a)	The Adviser shall timely furnish to the Sub-Adviser the Prospectus, proxy statements, reports and other information relating to the business and affairs of the Fund as the Sub-Adviser may reasonably require, and reasonably request, in order to discharge the Sub-Adviser's duties under this Agreement. The Adviser will also promptly notify the Sub-Adviser, as permitted by applicable law: (1) in the event that the SEC, CFTC, NFA or other US or non-US governmental or self-regulatory authority has (i) censured the Adviser or the Fund; (ii) placed limitations upon either of their activities, functions, or operations that are reasonably expected to have a material adverse effect on the Adviser’s ability to perform its obligations under this Agreement or have a material adverse effect on the Portfolio; (iii) suspended or revoked the Adviser’s registration as an investment adviser; or (iv) has commenced proceedings or an investigation that are reasonably expected to have a material adverse effect on the Adviser’s ability to perform its obligations under this Agreement; or (2) upon having a reasonable basis for believing that the Portfolio has ceased to qualify or might reasonably be expected to fail to qualify as a regulated investment company under Subchapter M of the Code.

(b)	The Sub-Adviser will promptly notify the Adviser, as permitted by applicable law in the event that the SEC, CFTC, NFA or other US or non-US governmental or self-regulatory authority has (i) censured the Sub-Adviser; (ii) placed limitations upon its activities, functions, or operations that are reasonably expected to have a material adverse effect on the Sub-Adviser’s ability to perform its obligations under this Agreement or have a material adverse effect on the Portfolio; (iii) suspended or revoked the Sub-Adviser’s registration as an investment adviser; or (iv) has commenced proceedings or an investigation that are reasonably expected to have a material adverse effect on the Sub-Adviser’s ability to perform its obligations under this Agreement.

(c)	The Sub-Adviser will promptly notify the Adviser of the occurrence of any of the following events: (1) any change in the Portfolio’s portfolio managers; (2) the Sub-Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement, except where such registration is not reasonably expected to have a material adverse effect on the Sub-Adviser’s ability to perform its obligations under this Agreement; (3) the Sub-Adviser is the subject of any action, suit, proceeding, inquiry or investigation at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio; or (4) any proposed change in control of the Sub-Adviser.

SECTION 8. Proxies and Class Actions

(a)	The Adviser shall vote proxies for securities held by the Fund in accordance with the Adviser’s policies for proxy voting. The Adviser agrees it shall provide the Sub-Adviser a copy of the Adviser’s policies upon written request.

(b)	The Sub-Adviser shall not be responsible for filing proofs of claim or otherwise initiating or otherwise determining to participate in class action lawsuits with respect to securities held by the Sub-Adviser assets.

SECTION 9. Confidentiality

The parties to this Agreement agree that each shall treat as confidential all information provided by a party to the others regarding such party’s business and operations, including, without limitation, the investment activities or holdings of the Portfolio. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. For the avoidance of doubt, the parties may disclose such information to a limited number of employees, attorneys, accountants, affiliates, third party counterparties, Fund service providers and other advisers (collectively, “Representatives”) for which such disclosure is necessary for the performance of its responsibilities and duties hereunder. The foregoing shall not be applicable to any information (i) that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Section 9, (ii) known to such receiving party prior to disclosure to such party by the other party or its representatives and not otherwise subject to a separate confidentiality obligation, (iii) rightfully acquired by the receiving party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement, (iv) independently developed by the receiving party without reference or reliance upon the confidential information, or (v) that is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

SECTION 10. Representations and Warranties of Sub-Adviser

The Sub-Adviser represents and warrants to the Adviser and the Fund as follows:

(a)	The Sub-Adviser is registered as an investment adviser under the Advisers Act and will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(b)	The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)	The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser's powers and have been duly authorized, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(d)	This Agreement is a valid and binding agreement of the Sub-Adviser;

(e)	A true and complete copy of the Form ADV of the Sub-Adviser, as amended to the date hereof and filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(f)	The Sub-Adviser agrees to observe and comply with Rule 17j-1 under the 1940 Act and the Sub-Adviser's Code of Ethics, as may be amended from time to time. The Sub-Adviser shall not be subject to any other code of ethics, including that of the Adviser, unless specifically adopted by the Sub-Adviser.

SECTION 11. Representations and Warranties of Adviser

The Adviser represents and warrants to the Sub-Adviser as follows:

(a)	The Adviser is registered as an investment adviser under the Advisers Act and will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(b)	The Fund is registered as an investment company under the 1940 Act and shall maintain such registration in good standing throughout the term of this Agreement.

(c)	The Adviser is a corporation duly organized and validly existing under the laws of the State of Ohio with the power to own and possess its assets and carry on its business as it is now being conducted;

(d)	The execution, delivery and performance by the Adviser of this Agreement are within the Adviser's powers and have been duly authorized, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(e)	This Agreement is a valid and binding agreement of the Adviser;

(f)	The Adviser agrees to observe and comply with Rule 17j-1 under the 1940 Act and the Adviser's Code of Ethics as may be amended from time to time.

SECTION 12. Term of Agreement

Provided that this Agreement shall have first been approved by the Board of Directors of the Fund, including a majority of the members thereof who are not interested persons (as defined in the 1940 Act) of either party, by a vote cast in person at a meeting called for the purpose of voting such approval, then this Agreement shall be effective on the date hereof for an initial term of two (2) years. This Agreement shall thereafter continue in effect from year to year, subject to approval annually by the Board of Directors of the Fund or by vote of a majority of the voting securities of the Portfolio and also, in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such person.

SECTION 13. Termination of Agreement; Assignment

(a)	This Agreement may be terminated by the Adviser or the Sub-Adviser at any time (including during the initial two year term) without the payment of any penalty, upon 90 days' prior notice in writing to the other party and to the Fund, or upon 60 days' written notice by the Fund to the two parties; provided, that in the case of termination by the Fund such action shall have been authorized by resolution of a majority of the Board of Directors of the Fund or by vote of a majority of the voting securities of the Portfolio. In addition, this Agreement shall terminate upon the later of (1) the termination of the Adviser's agreement to provide investment advisory services to the Portfolio or (2) notice to the Sub-Adviser that the Adviser's agreement to provide investment advisory services to the Portfolio has terminated.

(b)	This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

(c)	Termination of this Agreement for any reason shall not affect rights of the parties that have accrued prior thereto.

SECTION 14. Notices

(d)	Any notice given hereunder shall be in writing and may be served by being sent by telex, facsimile or other electronic transmission or sent by registered mail or by courier to the address set forth below for the party for which it is intended. A notice served by mail shall be deemed to have been served seven days after mailing and in the case of telex, facsimile or other electronic transmission twelve hours after dispatch thereof. Addresses for notice may be changed by written notice to the other party.

If to the Adviser:

Attn: Legal Department

Ohio National Investments, Inc.

P.O. Box 237

Cincinnati, Ohio 45201

Fax No. (513) 794-4645

With a copy to:

President

Ohio National Investments, Inc.

P.O. Box 237

Cincinnati, Ohio 45201

If to the Sub-Adviser:

BlackRock Investment Management

1 University Square

Princeton, NJ 08536

Attn: Kerrianne Berneck

SECTION 15. Governing Law

This Agreement shall be governed by and subject to the requirements of the laws of the State of New York without reference to the choice of law provisions thereof.

SECTION 16. Applicable Provisions of Law

The Agreement shall be subject to all applicable provisions of law, including, without limitation, the applicable provisions of the 1940 Act, and to the extent that any provisions herein contained conflict with any such applicable provisions of law, the latter shall control.

SECTION 17. Counterparts

This Agreement may be entered into in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 18. Amendment

This Agreement may be amended only in accordance with applicable law, and only by a written instrument signed by all the parties to this Agreement.

SECTION 19. Survival

Sections 5, 9 and this Section 19 shall survive termination of this Agreement

SECTION 20. General

This Agreement constitutes the entire understanding of the parties with respect to its subject matter, shall supersede all prior understandings agreements, contracts or other documents, and shall continue in full force and effect until terminated. If any provision of this Agreement is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall be enforced to the greatest extent permitted by law.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

Ohio National Investments, Inc.

By:	/s/ Gary Rodmaker
Gary Rodmaker, President

BlackRock Investment Management, LLC

By:	/s/ Melissa Buccilli
Melissa Buccilli, Director

Accepted and Agreed:

Ohio National Fund, Inc.

By:	/s/ Michael J. DeWeirdt
Michael J. DeWeirdt, President

Appendix A

Sub-Advisory Fees

The Sub-Adviser shall be entitled to aggregate Sub-Advisory Fees for the Combined Portfolios (defined below) at the following annual rates:

0.32% of first $200 million of the average daily net assets of the Combined Portfolios

0.30% over $200 million of the average daily net assets of the Combined Portfolios

The Adviser will be responsible for allocating the aggregate Sub-Advisory Fees paid to the Sub-Adviser to each of the Combined Portfolios based on the percentage of its average daily net assets that represents the average daily net assets of the Combined Portfolios.

“Combined Portfolios” shall mean the ON Foreign Portfolio and the ON International Equity Portfolio.

The Sub-Advisory Fees shall be accrued for each calendar day and the sum of the daily Sub-Advisory Fees accruals shall be paid monthly to the Sub-Adviser. The daily fee accruals will be computed on the basis of the valuations of the total net assets of the Combined Portfolios as of the close of business each day.